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Exhibit 10.9

View Systems, Inc. 1999 Restricted Share Plan

VIEW SYSTEMS, INC.
1999 RESTRICTED SHARE PLAN

    1. Purpose. The purpose of this 1999 RESTRICTED SHARE PLAN ("Plan") is to further the interests of VIEW SYSTEMS, INC. (the "Company") by providing incentives for directors, officers and employees of the Company who may be designated for participation therein ("Participants") and to provide additional means of attracting and retaining competent personnel.

    2. Administration. The Executive Compensation Committee (the "Committee") of the Board of Trustees of the Company shall administer the Plan. The Committee will make all discretionary decisions involving the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. The Committee shall have the sole authority to (i) award shares under the Plan; (ii) consistent with the Plan, determine the provisions of the Restricted Share Agreements entered into hereunder, including the shares to be awarded, the restrictions and other terms and conditions applicable to each award of shares under the Plan; (iii) interpret the Plan and the Restricted Share Agreements evidencing the restrictions imposed upon stock awarded under the Plan and the shares awarded under the Plan; (iv) adopt, amend and rescind rules and regulations for the administration of the Plan; and (v) generally administer the Plan and make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

    3. Participants. The Committee shall determine and designate from time to time those directors, officers and employees of the Company who are eligible to participate in the Plan. Pursuant to this Plan, the Committee may award to Participants shares of common stock, par value $.01 per share ("Shares"), of the Company, subject to certain restrictions and risk of forfeiture, in such amounts and upon such terms as the Committee shall from time to time determine. The Committee shall determine, in its sole discretion, the number of shares to be awarded ("Awards") to each such employee selected. The Committee may, within the terms of the Plan, be selective and non-uniform with respect to its determination of the amount of Awards and the eligible employees to whom such Awards are made.

    4. Shares Subject to the Plan. The Company has reserved 775,000 Shares for issuance to Participants under the Plan ("Restricted Shares"). If any Awards granted under this Plan are forfeited, in whole or in part, the Restricted Shares so released from the Award may be the subject of other Awards under the Plan.

    5. Share Restructure. In the event there is any change in the Company's Shares, as by stock splits, reverse stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the adoption of this Plan by the Board, the number and type of Restricted Shares available for Awards under the Plan shall be appropriately adjusted by the Committee. The decision of the Committee as to the amount and timing of any such adjustment shall be conclusive.

    6. Effect of Award. The granting of an Award shall take place only when a Restricted Share Agreement (the "Agreement") substantially in the form of Exhibit A hereto is executed by the Company and the Participant. Such Agreement shall contain such further terms and conditions, not inconsistent with the terms of this Plan, related to the grant of the Restricted Shares. By accepting the Award and executing the Agreement, each Participant undertakes and agrees to be bound by all terms and provisions of this Plan and the Agreement. The execution of the Agreement shall entitle such Participant to receive the number of Restricted Shares specified in the Agreement, subject to the restrictions contained in the Agreement.

    7. Restrictions.

        (a) The term "Restricted Period" as to any of the Restricted Shares refers to the period of time that such shares are subject to the restrictions contained herein and in the Agreement. With respect to any of the Restricted Shares awarded under this Plan, the Committee, in it sole and absolute discretion, shall specify the in the Agreement the number of Restricted Shares subject to each Restricted Period. Upon expiration of the Restricted Period as to any of the Restricted Shares, such shares shall become fully vested ("Vested Shares") and shall no longer be subject to the restrictions or forfeiture provisions described below.

        (b) During the Restricted Period:

        (i) No Restricted Shares may be transferred by the Participant;

        (ii) The Restricted Shares shall be forfeited and shall automatically be transferred to the Company in the event of termination of the Participant's employment with the Company for any reason other than an Extraordinary Event (as defined in Section 8); and

        (iii) The Restricted Shares shall be subject to such other terms, conditions and restrictions as determined by the Committee and set forth in the Agreement

    8. Extraordinary Event. In the event of the commencement of a tender offer (other than by the Company) for any of the Company's common shares or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of the Company, or a merger, consolidation or share exchange pursuant to which the common shares of the Company are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of the Company (an "Extraordinary Event"), then the restrictions on the Restricted Shares shall terminate and lapse immediately, without risk of forfeiture, on the "Event Date." The "Event Date" is the date of the commencement of a tender offer, if the Extraordinary Event is a tender offer, and in the case of any other Extraordinary Event, the day preceding the record date in respect of such Extraordinary Event, or if no record date is fixed, the day preceding the date as of which shareholders of record become entitled to the consideration payable in respect of such Extraordinary Event. Notwithstanding the foregoing, the termination of the restrictions shall be conditioned on the actual occurrence and completion of the Extraordinary Event.

    9. Plan Loans. The Company recognizes that it is not in the best interests of the Company for the Participant to sell Shares (or be required to sell Shares, whether or not such Shares have been granted under the Plan) in order to be able to pay taxes due as a result of any Awards made under the Plan. Consequently, the Committee, upon the reasonable request of Participants, is authorized to and shall make loans to Participants ("Plan Loans") in amounts equal to the Participants' tax obligations resulting from any Award hereunder. The Plan Loans shall be made at such rates and upon such other terms as the Committee deems reasonable or appropriate. The Committee is further authorized to forgive repayment of all or any part of any Plan Loan at any time or from time to time, unconditionally or subject to such conditions as the Committee deems reasonable or appropriate.

    10. Amendments and Termination. The Committee may amend, suspend, discontinue or terminate the Plan, but no such action may, without the consent of the holder of any Award granted hereunder, alter or impair such Award.

    11. Period of Plan. The Plan has been adopted by the Board of Directors on, and shall be effective as of, March 1, 1999. Unless extended or earlier terminated by the board of Directors, the Plan shall continue in effect until, and shall terminate on, the tenth anniversary of the effective date of the Plan.

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Exhibit 10.9